November 15, 2018

Brian L. Roberts
Chairman and Chief Executive Officer
NBCUniversal Media, LLC
30 Rockefeller Plaza
New York, NY 10112-0015

       Re: NBCUniversal Media LLC
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed January 31, 2018
           Form 10-Q for the Fiscal Quarter Ended September 30, 2018 Filed October 25, 2018
           File No. 001-36438

Dear Mr. Roberts:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications